Exhibit 10.1

Barclays Capital 745 Seventh Avenue New York, New York 10019	JPMorgan Chase Bank, N.A. J.P. Morgan Securities LLC 383 Madison Avenue New York, New York 10179
CONFIDENTIAL
September 14, 2010
MedAssets, Inc.
100 North Point Center, East; Suite 200
Alpharetta, GA 30022
Attention: L. Neil Hunn, Chief Financial Officer
Project Barracuda
Commitment Letter
Ladies and Gentlemen:
     You have advised Barclays Bank PLC (“Barclays Bank”) and Barclays Capital, the investment banking division of Barclays Bank PLC (“Barclays Capital”), JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities LLC (“J.P. Morgan” and, together with Barclays Bank, Barclays Capital, JPMCB and J.P. Morgan Securities LLC, “we,” “us” or the “Commitment Parties”), that MedAssets, Inc. (“MedAssets” or “you”), intends to acquire (the “Acquisition”), directly or indirectly, all of the capital stock of Broadlane Intermediate Holdings, Inc. (the “Company”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Fee Letter (as defined below), the Transaction Description or the Summaries of Principal Terms and Conditions attached hereto as Exhibits B and C (collectively, the “Term Sheets”; this commitment letter, the Transaction Description, the Term Sheets and the Summary of Additional Conditions attached hereto as Exhibit D, collectively, the “Commitment Letter”).
     1. Commitments.
     In connection with the Transactions, (a) Barclays Bank is pleased to advise you of its several, but not joint, commitment to provide 50% of the entire aggregate principal amount of (i) the Senior Secured Facilities (and a like percentage of each of the Term Facilities and the Revolving Facility) and (ii) the Bridge Facility, (b) JPMCB is pleased to advise you of its several, but not joint, commitment to provide 50% of the entire aggregate principal amount of (i) the Senior Secured Facilities (and a like percentage of each of the Term Facilities and the

Revolving Facility) and (ii) the Bridge Facility. Each of Barclays Bank and JPMCB, in its capacity as a provider of a commitment in respect of (i) the Senior Secured Facilities in accordance with the immediately preceding sentence, is referred to herein as an “Initial Senior Lender” and (ii) the Bridge Facility in accordance with the immediately preceding sentence, is referred to herein as an “Initial Bridge Lender.” the Initial Bridge Lenders and the Initial Senior Lenders are collectively referred to herein as the “Initial Lenders.”
     The commitments of each Initial Senior Lender and each Initial Bridge Lender set forth in the immediately preceding two paragraphs are, in each case, subject only to the satisfaction of the conditions set forth in Section 6 hereof and the section entitled “Conditions to All Borrowings” in Exhibits B and C hereto (limited on the Closing Date (as defined below) as indicated therein) and in Exhibit D hereto.
     2. Titles and Roles.
     It is agreed that (a) each of Barclays Capital and J.P. Morgan will act as joint lead arrangers and joint bookrunners for the Senior Secured Facilities (the “Senior Lead Arrangers”), (b) each of J.P. Morgan and Barclays Capital will act as joint lead arrangers and joint bookrunners for the Bridge Facility (the “Bridge Lead Arrangers” and together with the Senior Lead Arrangers, the “Joint Lead Arrangers”), (c) Barclays Bank will act as administrative agent and collateral agent (in such capacity, the “Senior Administrative Agent”) for the Senior Secured Facilities and (d) JPMCB will act as administrative agent (in such capacity, the “Bridge Administrative Agent”) for the Bridge Facility. It is further agreed that Barclays Capital shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) for the Senior Secured Facilities and all other offering or marketing materials in respect of the Senior Secured Facilities and that J.P. Morgan shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) for the Bridge Facility and all other offering or marketing materials in respect of the Bridge Facility. You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Credit Facilities unless you and we shall so agree; provided that you shall have the right to appoint one or more additional financial institutions that agree to assume a portion of the commitments in respect of the Credit Facilities (in which case, the commitments of each Initial Lender shall be reduced on a pro rata basis by the amount of the commitments so assumed by such third party(s)) to act as co-managers for the Credit Facilities on terms to be mutually agreed between you and the Commitment Parties and to allocate up to an aggregate of 10% of the economics in respect of the Credit Facilities to such additional financial institutions.
     3. Syndication.
     The Joint Lead Arrangers reserve the right, prior to or after the Closing Date, to syndicate all or a portion of the Initial Lenders’ commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the "Lenders”) identified by the Joint Lead Arrangers in consultation with you and you agree to use commercially reasonable efforts to provide the Initial Lenders with a period of 20 consecutive business days following the delivery of the Information Memorandum (as defined below) for the Credit Facilities and prior to the Closing Date to syndicate the Credit Facilities (which period shall either end prior to December 18, 2010 or commence after January 3, 2011); provided that (a) we agree not to syndicate our commitments in respect of the Facilities to certain banks, financial institutions and other institutional lenders and competitors of you, the Company or your respective subsidiaries that have been specified to us by you in writing at any time prior to the date hereof (“Disqualified Lenders”) and (b) notwithstanding the Joint Lead Arrangers’ right to syndicate the Credit Facilities and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Senior Secured Facilities and, if applicable, the Bridge Facility on the date of the consummation of the Acquisition with the proceeds of the initial funding under the Senior Secured Facilities and, if applicable, the Bridge Facility (the date of such funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Credit Facilities, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Credit Facilities until the initial funding of the Senior Secured Facilities and, if applicable, the Bridge Facility on the Closing Date (it being understood that to the extent Notes are issued in lieu of the Bridge Facility or a portion thereof, the amount of the Bridge Facility shall be correspondingly reduced) and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.
     Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Credit Facilities and in no event shall the commencement or successful completion of syndication of the Credit Facilities constitute a condition to the availability of the Credit Facilities on the Closing Date. The Joint Arrangers intend to commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Credit Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier of (i) the date upon which a Successful Syndication (as defined in the Fee Letter referred below) of the Credit Facilities is achieved and (ii) the 90th day following the Closing Date (the “Syndication Date”), you agree actively to assist the Joint Lead Arrangers in completing a timely syndication that is reasonably satisfactory to the Joint Lead Arrangers and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your and the Company’s existing lending and investment banking relationships, (b) direct contact between senior management, representatives and advisors of yours, on the one hand, and the proposed Lenders, on the other hand, (and your using commercially reasonable efforts to ensure such contact between senior management of the Company, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times mutually agreed upon, (c) your assistance (including the use of commercially reasonable efforts to cause the Company to assist) in the preparation of the Information Materials and other customary offering and marketing materials to be used in connection with the syndication (including, without limitation, the MedAssets Model (as defined in Exhibit B)) and in any event, prior to the Closing Date, (d) obtaining, at your expense, at least

20 business days prior to the Closing Date, ratings for the Credit Facilities and the Notes from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and a public corporate credit rating and a public corporate family rating in respect of the Borrower (as defined in Exhibit B) after giving effect to the Transactions from each of S&P and Moody’s, respectively, (e) the hosting, with the Joint Lead Arrangers, of a reasonable number of meetings to be mutually agreed upon of prospective Lenders at times and locations to be mutually agreed upon (and your using commercially reasonable efforts to cause certain officers of the Company to be available for such meetings) and (f) there being no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of you, the Company or any of your or its subsidiaries being offered, placed or arranged (other than the Credit Facilities, the Notes (or any other debt securities issued to refinance the Bridge Facility in whole or in part) or any indebtedness of the Company and its subsidiaries permitted to be incurred pursuant to the Purchase Agreement) without the consent of the Joint Lead Arrangers, if such issuance, offering, placement or arrangement could reasonably be expected to impair the primary syndication of the Credit Facilities or the offering of the Notes in any material respect. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, the obtaining of the ratings referenced above shall not constitute a condition to the commitments hereunder or the funding of the Credit Facilities on the Closing Date.
     The Joint Lead Arrangers, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the Credit Facilities, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Joint Lead Arrangers in their syndication efforts, you agree to promptly prepare and provide (and to use commercially reasonable efforts to cause the Company to provide) to the Joint Lead Arrangers all customary information with respect to you, the Company and each of your and its respective subsidiaries and the Transactions, including all financial information and projections prepared by you (including financial estimates, forecasts and other forward-looking information, the “Projections”), as the Joint Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Credit Facilities.
     You hereby acknowledge that (a) the Joint Lead Arrangers will make available Information (as defined below), Projections and other offering and marketing material and presentations, including confidential information memoranda to be used in connection with the syndication of the Credit Facilities (the “Information Memorandum”) (such Information, Projections, other offering and marketing material and the Information Memorandum, collectively, with the Term Sheets, the "Information Materials”) on a customary confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information (“MNPI”) with respect to you, the Company or its respective securities and who may be engaged in investment and other market related activities with respect to you or the Company or your or the Company’s respective securities) (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). You will be solely responsible for the contents of the Information

Materials and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.
     You agree to assist (and to use commercially reasonable efforts to cause the Company to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Credit Facilities that consists exclusively of information of a type that is publicly available and/or does not include MNPI with respect to you or the Company or any of your or the Company’s respective subsidiaries for the purpose of United States federal and state securities laws to be used by Public Siders. The information to be included in the additional version of the Information Materials will be substantially consistent with the information that would be included in any offering memorandum for the offering of the Notes and in filings made by you or the Company with the Securities and Exchange Commission. It is understood that in connection with your assistance described above, you shall provide us with customary authorization letters for inclusion in any Information Materials that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Information Materials does not include any MNPI and exculpate you, the Company and us with respect to any liability related to the use of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, you agree to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC,” you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any MNPI (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”).
     You acknowledge and agree that the following documents, without limitation, may be distributed to both Private Siders and Public Siders, unless you advise the Joint Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders: (a) administrative materials prepared by the Joint Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Credit Facilities’ terms and conditions, (c) drafts and final versions of the Senior Secured Facilities Documentation and the Bridge Facility Documentation and (d) publicly filed financial statements of MedAssets and its subsidiaries. If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your consent.
     4. Information.
     You hereby represent and warrant that, (a) all written information and written data, other than (i) the Projections and (ii) information of a general economic or industry specific nature (the “Information”), that has been or will be made available to any Commitment Party directly or indirectly by you, the Company or by any of your or their respective representatives on your behalf in connection with the transactions contemplated hereby (which information shall be to the best of your knowledge to the extent it relates to the Company or its subsidiaries and businesses), when taken as a whole, is or will be, when furnished, correct in all material respects

(it being acknowledged that the Company has advised the Commitment Parties of a potential restatement of the BGI financial statements prior to the Closing Date on the basis described in the Purchase Agreement) and does not or will not, when furnished, contain any untrue statement of a fact or omit to state a fact, in each case, necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates provided thereto) and (b) the Projections that have been or will be made available to any Commitment Party by you, the Company or by any of your or their respective representatives on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time from the date hereof until the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections such that such representations and warranties are correct in all material respects under those circumstances following such supplement. In arranging and syndicating the Credit Facilities, the Commitment Parties (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) do not assume responsibility for the accuracy or completeness of the Information or the Projections.
     5. Fees.
     As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Joint Lead Arrangers to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Fee Letter dated the date hereof and delivered herewith with respect to the Credit Facilities (the “Fee Letter”).
     6. Conditions.
     The commitments of the Initial Lenders hereunder to fund the Credit Facilities on the Closing Date and the agreements of the Joint Lead Arrangers to perform the services described herein are subject solely to (a) the conditions set forth in this Section 6, (b) the conditions set forth in the section entitled “Conditions to All Borrowings” in Exhibits B and C hereto and (c) the conditions set forth in Exhibit D hereto.
     Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to you, the Company and your and its respective subsidiaries and their respective businesses the accuracy of which shall be a condition to the availability of the Credit Facilities on the Closing Date shall be (A) such of the representations made by the Company with respect to the Company and its subsidiaries in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement (to such extent, the “Specified Purchase Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Credit Facilities on the Closing Date if the conditions set forth in this Section 6 and the section entitled “Conditions to All Borrowings” in Exhibits B and C hereto and in Exhibit D hereto are satisfied (it being understood that, to the extent any security interest in any Collateral (as defined in Exhibit B) is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests (1) in the equity securities of any domestic subsidiaries of yours (to the extent required by Exhibit B) and (2) in other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Senior Administrative Agent and the Borrower acting reasonably but in any event no later than 90 days following the Closing Date (or such later date as may be reasonably agreed between the Senior Administrative Agent and the Borrower). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors set forth in the Facilities Documentation relating to corporate existence, power and authority, due authorization, execution and delivery and enforceability, in each case, related to, the entering into and performance of the Facilities Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis; Federal Reserve margin regulations; the Investment Company Act; compliance with laws and regulations; no violation of charter documents; subject to the parenthetical in the immediately preceding sentence and any exclusion in the Term Sheets, creation, validity, perfection of security interests in the Collateral; and the status of the Senior Secured Facilities and the guarantees thereof as senior debt. This paragraph, and the provisions herein, shall be referred to as the “Closing Date Conditions Provision.”
     7. Indemnity.
     To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Credit Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, their respective affiliates and the respective officers, directors, employees, agents, controlling persons, advisors and other representatives and their successors and permitted assigns of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with, this Commitment Letter (including the Term Sheets), the Fee Letter, the Transactions or any related transaction contemplated hereby, the Credit Facilities or any use of the proceeds thereof or any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such

Proceedings are brought by you, your equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented or invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person) or other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates under this Commitment Letter, the Term Sheets or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (b) whether or not the Closing Date occurs, to reimburse each Commitment Party for all reasonable and documented out-of-pocket expenses that have been invoiced (including but not limited to expenses of each Commitment Party’s consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Commitment Parties identified in the Term Sheets and of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed), in each case incurred in connection with the Transactions, the Credit Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”); provided, that the aggregate amount of Expenses that shall be reimbursable by you if the Closing Date does not occur shall in no event exceed $2,000,000. The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.
     Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of we, you, the Company or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Credit Facilities and the use of proceeds thereunder), or with respect to any activities related to the Credit Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations to the extent set forth in the immediately preceding paragraph.
     You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 7.
     You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person. It is further agreed that the Commitment Parties shall be liable in respect of their respective Commitments to the Credit Facilities on a several, and not joint, basis.
     Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund and return any and all amounts paid by you under this Section 7 to such Indemnified Person to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.
     8. Confidentiality; Sharing of Information.
     You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or, prior to your acceptance hereof, this Commitment Letter, the Term Sheets, the other exhibits and attachments hereto and the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity without prior written approval of the Joint Lead Arrangers (such approval not to be unreasonably withheld or delayed), except (a) to your and your subsidiaries’ respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter) and the contents hereof to the Company, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents (but not the Fee Letter) in any offering memoranda relating to the Notes, in any syndication or other marketing materials in connection with the Credit Facilities or in connection with any public filing relating to the Transactions, (iii) you may disclose the Term Sheets and the contents thereof, to potential Lenders and to rating agencies in connection with obtaining ratings for the Credit Facilities and the Notes, (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Credit Facilities and/or the Notes or in any public filing relating to the Transactions and (v) to the extent portions thereof have been redacted in a manner to be reasonably agreed by us (including the portions thereof addressing fees payable to the Commitments Parties and/or the Lenders), you may disclose the Fee Letter and the contents thereof to the Company, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders, on a confidential and need-to-know basis.
     The Commitment Parties and their affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Company or any of your or its respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Company or any of your or their respective affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Parties, (f) to the Commitment Parties’ affiliates and to its and their respective employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (g) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to you or any of your subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) or (h) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information. The Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the definitive documentation relating to the Credit Facilities upon the initial funding thereunder; provided that if the Closing Date does not occur, this paragraph shall automatically terminate on the second anniversary hereof.
     You acknowledge that each Commitment Party (or its affiliates) is a full service securities firm and such person may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, the Company, your or their respective affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. In addition, none of the Commitment Parties and none of their respective affiliates will use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by the Commitment Parties and their respective affiliates of services for other companies or other persons and none of the Commitment Parties or their respective affiliates will furnish any such information to any of their other customers. You also acknowledge that the Commitment Parties and their respective affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons.
     You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties have advised or are advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Parties are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (f) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (g) none of the Commitment Parties has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and the Borrower. You waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, your stockholders, employees or creditors.
     9. Miscellaneous.
     This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) other than as permitted in connection with syndication as permitted by Section 3 hereof (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). The Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of the Commitment Parties hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf’ or “tiff’) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letter dated the date hereof, (i) are the only agreements that have been entered into among the parties hereto with respect to the Credit Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Credit Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     Each of the parties hereto agrees to negotiate in good faith the Facilities Documentation in a manner consistent with this Commitment Letter and the Fee Letter.
     EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
     Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.
     We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.
     The indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication and confidentiality provisions contained herein and in the Fee Letter and the provisions of paragraph 8 of this Commitment Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or, on a pro rata basis, the Initial Lenders’ commitments with respect to the Credit Facilities (or portion thereof pro rata across the Credit Facilities except to the extent that the commitments to make Bridge Loans are terminated in full) hereunder at any time subject to the provisions of the preceding sentence.
     Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.
     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us, executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on September 14, 2010. The Initial Lenders’ respective commitments hereunder will expire at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earliest of (i) after execution of the Purchase Agreement and prior to the consummation of the Transactions, the termination of the Purchase Agreement in accordance with its terms, (ii) the consummation of the Acquisition with or without the funding of the Credit Facilities and (iii) 5:00 p.m., New York City time, on January 14, 2011; provided, that such date shall be extended to February 11, 2011 or April 20, 2011 in the event the Termination Date (as defined in the Purchase Agreement) is extended to either such date pursuant to the first proviso to Section 8.1(d) of the Purchase Agreement (such earliest time, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of each of the Commitment Parties hereunder shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing.
[Remainder of this page intentionally left blank]

     We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours, BARCLAYS BANK PLC
By	/s/ John Skrobe
	Name:	Johm Skrobe
	Title:	Managing Director

JPMORGAN CHASE BANK, N.A.
By	/s/ Dawn L. LeeLum
	Name:	Dawn L. LeeLum
	Title:	Executive Director

J.P. MORGAN SECURITIES LLC
By	/s/ Stas Byhovsky
	Name:	Stas Byhovsky
	Title:	Executive Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

Accepted and agreed to as of the date first above written: MEDASSETS, INC
By	/s/ Neil Hunn
	Name:	Neil Hunn
	Title:	Executive Vice President and CFO

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EXHIBIT A
Project Barracuda
Transaction Description
     Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.
     MedAssets intends to acquire (the “Acquisition”), directly or indirectly, all of the capital stock of Broadlane Intermediate Holdings, Inc. (the “Company”) pursuant to the Purchase Agreement (as defined below).
     In connection with the foregoing, it is intended that:
a)	Pursuant to a stock purchase agreement (together with all exhibits, schedules and disclosure letters thereto, collectively, the “Purchase Agreement”) to be entered into with the Company and Broadlane Holdings, LLC (the “Seller”), MedAssets will acquire 100% of the outstanding capital stock of the Company. Pursuant to the Acquisition, the Seller shall have the right to receive the consideration for its equity interests in the Company (the “Acquisition Consideration”) in accordance with the terms of, and subject to adjustment as provided in, the Purchase Agreement.
b)	MedAssets will obtain up to $750 million in senior secured first-lien loan facilities described in Exhibit B to the Commitment Letter (the “Senior Secured Facilities).
c)	MedAssets will (i) issue and sell senior unsecured notes (the “Notes”) in a Rule 144A or other private placement on or prior to the Closing Date yielding up to $360 million in gross cash proceeds and/or (ii) if and to the extent that less than $360 million in Notes are issued on or prior to the Closing Date, up to $360 million of senior unsecured increasing rate loans (the “Bridge Loans”) under a senior unsecured credit facility described in Exhibit C to the Commitment Letter (the “Bridge Facility” and, together with the Senior Secured Facilities, the “Credit Facilities”) such that the aggregate face amount of outstanding Notes and the principal amount of the Bridge Loans does not exceed $360 million.
d)	All the existing third party indebtedness for borrowed money of MedAssets and the Company and their respective subsidiaries (which shall exclude existing capital leases and letters of credit and certain other indebtedness in an aggregate amount not to exceed $3 million that the Initial Lenders and MedAssets reasonably agree may remain outstanding after the Closing Date) will be refinanced or repaid, all commitments thereunder shall be terminated and all security interests therefor shall be released (the “Refinancing”).
e)	The proceeds of the Credit Facilities and/or the Notes and cash on hand at MedAssets and the Company on the Closing Date will be applied (i) to pay the Acquisition

A-2

Consideration, (ii) to pay the fees and expenses incurred in connection with the Transactions and (iii) to pay for the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Costs”).
f)	MedAssets will have a deferred payment obligation to the Seller pursuant to the Purchase Agreement (the “Deferred Payment Obligation”) in an initial principal amount (if paid by the second business day following January 1, 2012 (the “Deferred Payment Date”)) of up to $125.0 million (subject to reduction as provided in the Purchase Agreement) (the “Deferred Payment Amount”). In the event the Deferred Payment Amount due is not paid on or prior to the Deferred Payment Date, and the Seller does not elect to exchange its rights to the Deferred Payment Obligation for common equity of MedAssets in accordance with the Purchase Agreement, the Deferred Payment Amount shall automatically be converted to a subordinated note (the “Deferred Payment Subordinated Note”) which Deferred Payment Subordinated Note shall (i) not mature earlier than 8 years and 6 months after the Closing Date, (ii) contain no financial maintenance covenants and contain negative covenants that are not more restrictive than those set forth in the Notes or the Exchange Notes (as defined in Exhibit C), as applicable, and otherwise contain terms and conditions, including, without limitation, covenants and transferability provisions, substantially identical to the Notes or the Exchange Notes, as applicable, and which shall be guaranteed by the Guarantors (as defined in Exhibit B) subject to equivalent subordination provisions to those set forth below, (iii) provide for no amortization or mandatory prepayments except to the extent such payments are permitted by the Senior Secured Facilities (as contemplated by Exhibit B) and the Bridge Facility, the Notes or Exchange Notes, as applicable, (iv) provide for no required cash interest payments in excess of 13% per annum (the “Deferred Payment Cash Cap”) of the principal amount thereof, (v) provide for total interest payments not to exceed 18% per annum (the “Total Deferred Payment Cap”) with MedAssets having the right to pay any amount of interest in excess of the Deferred Payment Cash Cap through an increase in the principal amount of the Deferred Payment Subordinated Note and (vi) provide for the subordination of all amounts owing (including principal, interest and other amounts) to all Senior Indebtedness (which shall be defined in a customary manner and, in any event, shall include the Senior Secured Facilities, the Bridge Loans, the Exchange Notes and the Notes) and Designated Senior Indebtedness (which shall be defined in a customary manner and include all obligations under the Senior Secured Facilities) on terms customary for recent 144A offerings of senior subordinated notes placed by the Arrangers; provided that such subordination terms shall not prevent the payment of any interest of up to the Total Deferred Payment Cap in excess of the Deferred Payment Cash Cap solely through the increase in the principal amount of the Deferred Payment Subordinated Note or the exercise of rights of set-off, indemnification or purchase price adjustment provided for in the Purchase Agreement.
The transactions described above (including the payment of Acquisition Costs) are collectively referred to herein as the “Transactions.”

EXHIBIT B
Project Barracuda
Senior Secured Credit Facilities
Summary of Principal Terms and Conditions1

Borrower:	MedAssets, Inc., a Delaware corporation (“MedAssets”).

Transaction:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:	Barclays Bank will act as sole administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for a syndicate of banks, financial institutions and other entities (excluding any Disqualified Lender) (together with the Initial Senior Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Joint Lead Arrangers:	Barclays Capital and J.P. Morgan will act as joint lead arrangers (the “Lead Arrangers”) for the Senior Secured Facilities and each will perform the duties customarily associated with such roles.

Senior Secured Facilities:
(A) A senior secured first-lien term A loan facility (the “Term A Facility”) in an aggregate principal amount of $150.0 million (the loans thereunder, the “Term A Loans”); provided that in the event the Borrower’s corporate credit ratings are less than Ba3(stable) from Moody’s and BB-(stable) from S&P on the Closing Date, the Term A Loans will be eliminated and the amount of the Term B Facility (as defined below) will be increased by $150.0 million.

(B) A senior secured first-lien term B loan facility (the “Term B Facility” and together with the Term A Facility, the “Term Facilities”) in an aggregate principal amount of $450.0 million, subject to increase as provided above (the loans thereunder, the “Term B Loans” and together with the Term A Loans, the “Term Loans”).

[1]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibit A thereto.

(C) A senior secured first-lien revolving credit facility (the “Revolving Facility” and, together with the Term Facilities, the “Senior Secured Facilities”) in an aggregate principal amount of $150.0 million. Lenders with commitments under the Revolving Facility are collectively referred to as “Revolving Lenders” and the loans thereunder, together with (unless the context otherwise requires) the swingline borrowings referred to below, are collectively referred to as “Revolving Loans”; and together with the Term Loans, the “Loans.”

Swingline Loans:	In connection with the Revolving Facility, Barclays Bank (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings upon same-day notice (in minimum amounts to be mutually agreed upon and integral multiples to be agreed upon) of up to $25 million. Except for purposes of calculating the commitment fee described below, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Upon notice from the Swingline Lender, the Revolving Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their commitments under the Revolving Facility.

If any Lender becomes a “defaulting Lender,” then the swingline exposure of such defaulting Lender will automatically be reallocated among the non-defaulting Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-defaulting Lender does not exceed its commitments. In the event such reallocation does not fully cover the exposure of such defaulting Lender, the Swingline Lender may require the Borrower to repay such “uncovered” exposure in respect of the swingline loans and will have no obligation to make new swingline loans to the extent such swingline loans would cause the exposure of the non-defaulting Lenders to exceed the commitments of the non-defaulting Lenders if such swingline loan was fully allocated to non-defaulting Lenders.

Incremental Facilities:	The Senior Secured Facilities will permit the Borrower to add one or more incremental term loan facilities to the

Senior Secured Facilities (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Facility (any such increase, an “Incremental Revolving Increase”) and/or add one or more incremental revolving credit facility tranches (each, an “Incremental Revolving Facility”; the Incremental Term Facilities, the Incremental Revolving Increases and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”) in an aggregate amount of up to $200 million; provided that (i) no existing Lender will be required to participate in any such Incremental Facility without its consent, (ii) no event of default under the Senior Secured Facilities would exist after giving effect thereto, (iii) on a pro forma basis after giving effect to the incurrence of any such Incremental Facility (and after giving effect to any acquisition consummated simultaneously therewith and all other appropriate pro forma adjustment events and assuming any Incremental Revolving Facility was fully drawn), the Borrower (x) is in compliance with the financial maintenance covenants in the Senior Secured Facilities Documentation (as defined below) and (y) has a Secured Leverage Ratio (to be defined) that is not greater than 3.5 to 1.0, in each case, recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, (iv) the maturity date of any such Incremental Term Facility shall be no earlier than the maturity date of the Term B Facility and the weighted average life of such Incremental Term Facility shall be not shorter than the then remaining weighted average life of the Term B Facility and no portion of any Incremental Revolving Facility shall mature prior to the Revolving Facility, (v) in the case of an Incremental Revolving Increase, the maturity date of such Incremental Revolving Increase shall be the same as the maturity date of the Revolving Facility, such Incremental Revolving Increase shall require no scheduled amortization or mandatory commitment reduction prior to the final maturity of the Revolving Facility and the Incremental Revolving Increase shall be on the exact same terms and pursuant to the exact same documentation applicable to the Revolving Facility, (vi) the interest rate margins and (subject to clause (iv)) amortization schedule applicable to any Incremental Facility shall be determined by the Borrower and the lenders thereunder; provided that to the extent (a) the yield (to be defined to include all upfront fees and

OID) on any Incremental Revolving Facility exceeds the yield on the Revolving Facility by more than 50 basis points, then the interest margins for the Revolving Facility, shall be increased to the extent required so that the yield for the Revolving Facility shall be 50 basis points less than the yield for such Incremental Facility and (b) the average annual amortization on any Incremental Term Facility (prior to the final year of maturity of such Incremental Term Facility) (i) is less than 5% per annum and the yield (to be defined to include all upfront fees and OID) on such Incremental Term Facility exceeds the yield on the Term B Facility by more than 50 basis points, then the interest margins for the Term B Facility shall be increased to the extent required so that the yield for the Term B Facility shall be 50 basis points less than the yield for such Incremental Facility and (ii) is 5% or more per annum and the yield (to be defined to include all upfront fees and OID) on such Incremental Term Facility exceeds the yield on the Term A Facility by more than 50 basis points, then the interest margins for the Term A Facility, shall be increased to the extent required so that the yield for the Term A Facility shall be 50 basis points less than the yield for such Incremental Facility, and (vii) any Incremental Facility shall be on terms and pursuant to documentation to be determined; provided that, to the extent such terms and documentation are not consistent with the Term Facilities (except to the extent permitted by clause (iv), (v) and (vi) above), they shall be reasonably satisfactory to the Administrative Agent.

The Borrower may seek commitments in respect of the Incremental Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith (“Additional Lenders”); provided that the Administrative Agent, the Swingline Lender and the Issuing Bank (as defined below) shall have consent rights (not to be unreasonably withheld) with respect to such Additional Lender, if such consent would be required under the heading “Assignments and Participations” for an assignment of loans or commitments, as applicable, to such Additional Lender).

Refinancing Facilities:	The Senior Secured Facilities Documentation will permit the Borrower to refinance loans under the Term Facilities or commitments under the Revolving Facility from time to time, in whole or part, with one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facility (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), respectively, under the Facilities Documentation with the consent of the Borrower, the Administrative Agent (and in the case of any Refinancing Revolving Facility, the Swingline Lender and the Issuing Lender) and the institutions providing such Refinancing Term Facility or Refinancing Revolving Facility or with one or more additional series of senior unsecured notes or senior secured notes that will be secured by the Collateral on a pari passu basis with the Senior Secured Facilities or second lien secured notes that will be secured on a “silent” subordinated basis to the Senior Secured Facilities and to the obligations under any senior secured notes, which will be subject to customary intercreditor arrangements (any such notes, “Refinancing Notes”); provided that (i) any Refinancing Term Facility or Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, loans under the Term B Facility being refinanced, (ii) any Refinancing Revolving Facility does not mature prior to the maturity date of the revolving commitments being refinanced and (iii) the other terms and conditions of such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes (excluding pricing and optional prepayment or redemption terms) are substantially identical to, or less favorable to the investors providing such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes, as applicable, than, those applicable to the Term Facilities or Revolving Facility being refinanced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Term B Facility and revolving credit commitments existing at the time of such refinancing).

Purpose:
(A) The proceeds of borrowings under the Term Facilities will be used by the Borrower on the Closing Date, together with the proceeds from the issuance of the Notes and/or incurrence of the Bridge Loans, the proceeds from borrowings under the Revolving Facility and cash on hand at the Company, solely to pay the Acquisition Costs.

(B) The letters of credit and proceeds of Revolving Loans (except as set forth below) will be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions, and to finance a portion of the Acquisition Costs (including to make payments in respect of the Deferred Payment Obligation and/or the Deferred Payment Subordinated Note to the extent contemplated below).

Availability:	(A) The Term Facilities will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Facilities that are repaid or prepaid may not be reborrowed.

(B) The Revolving Facility (exclusive of letter of credit usage) will be made available on the Closing Date to finance a portion of the Acquisition Costs, which portion shall be limited on the Closing Date to an amount sufficient to fund any OID or upfront fees required to be funded on the Closing Date pursuant to the “flex” provisions of the Fee Letter. Additionally, letters of credit in an amount to be mutually agreed upon may be issued on the Closing Date in order to, among other things, backstop or replace letters of credit outstanding on the Closing Date under facilities no longer available to MedAssets or the Company or their respective subsidiaries as of the Closing Date. Otherwise, letters of credit and Revolving Loans will be available after the Closing Date at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be mutually agreed upon. Amounts repaid under the Revolving Facility may be reborrowed. Notwithstanding anything to the contrary in this Exhibit B, in no event shall any extension of credit be made under the Revolving Facility prior to the second business day following January 1, 2012 if, after giving effect thereto and to the application of proceeds therefrom, the amount of the undrawn commitments under the Revolving Facility plus unrestricted cash of the Borrower and its restricted subsidiaries would be less than the maximum potential amount of the Deferred Payment Obligation at such time (the “Minimum Liquidity Condition”).

Interest Rates and Fees:	As set forth on Annex I to the Fee Letter.

Default Rate:	With respect to overdue principal, the applicable interest rate plus, 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans (as defined in Annex I) plus 2.00% per annum and in each case, shall be payable on demand.

Letters of Credit:	Up to $25 million of the Revolving Facility will be available to the Borrower for the purpose of issuing letters of credit. Letters of credit under the Revolving Facility will be issued by Barclays Bank and/or other Lenders (or designated affiliates of Barclays Bank or such other Lenders) reasonably acceptable to the Borrower and the Administrative Agent (each an “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above). The face amount of any outstanding letter of credit (and, without duplication, any unpaid drawing in respect thereof) will reduce availability under the Revolving Facility on a dollar-for dollar basis.

Drawings under any letter of credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of loans under the Revolving Facility) within one business day after notice of such drawing is received by the Borrower from the relevant Issuing Bank. The Revolving Lenders will be irrevocably and unconditionally obligated to acquire participations in each letter of credit, pro rata in accordance with their commitments under the Revolving Facility, and to fund such participations in the event the Borrower does not reimburse an Issuing Bank for drawings within the time period specified above.

If any Lender becomes a “defaulting Lender,” then the letter of credit exposure of such defaulting Lender will automatically be reallocated among the non-defaulting Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-defaulting Lender does not exceed its commitments. In the event that such reallocation does not fully cover the exposure of such defaulting Lender, the applicable Issuing Bank may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding letter of credit and will have no obligation to issue new letters of credit, or to extend, renew or amend existing letters of credit to the extent necessary that the exposure of the non-defaulting Lenders does not exceed the revolving commitments of the non-defaulting Lenders (if such participations were fully allocated to the non-defaulting Lenders), unless such “uncovered” exposure is cash collateralized to the Issuing Bank’s reasonable satisfaction.

Final Maturity and Amortization:	(A) Term A Facility.

The Term A Loans will mature on the date that is five years after the Closing Date and will amortize in quarter installments prior to such time resulting in aggregate annual amortization (expressed as a percentage of the original principal amount of Term A Loans borrowed) as set forth below:

Year 1: 2.5%

Year 2: 15.0%

Year 3: 20.0%

Year 4: 20.0%

Year 5: 42.5%

; provided that the Senior Secured Facilities Documentation shall provide the right for individual Lenders to agree to extend the maturity date of the outstanding Term A Loans upon the request of the Borrower and without the consent of any other Lender on terms to be agreed.

(B) Term B Facility.

The Term B Loans will mature on the date that is six years after the Closing Date and will amortize in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount of the Term B Facility, with the balance payable on the sixth anniversary of the Closing Date; provided that the Senior Secured Facilities Documentation shall provide the right for individual Lenders to agree to extend the maturity date of the outstanding Term B Loans upon the request of the Borrower and without the consent of any other Lender on terms to be agreed.

(C) Revolving Facility

The Revolving Facility will mature, and lending commitments thereunder will terminate, on the date that is five years after the Closing Date; provided that the Senior Secured Facilities Documentation shall provide the right of individual Lenders to agree to extend the maturity of such Lender’s Revolving Commitments (which may include an increase in the interest rate and undrawn fees payable with respect to such extended Revolving Commitments) upon the request of the Borrower and without the consent of any other Lender.

Guarantees:	Subject to the Closing Date Conditions Provision, all obligations of the Borrower (the “Borrower Obligations”) under the Senior Secured Facilities and under any interest rate protection or other swap or hedging arrangements or cash management arrangements entered into with a Lender, the Administrative Agent or any affiliate of a Lender or the Administrative Agent (“Hedging/Cash Management Arrangements”) will be unconditionally guaranteed jointly and severally on a senior secured first-lien basis (the “Guarantees”) by each existing and subsequently acquired or organized direct or indirect wholly-owned restricted subsidiary of the Borrower (the “Guarantors”), provided that Guarantors shall not include, (a) unrestricted subsidiaries, (b) immaterial subsidiaries (to be defined in a mutually acceptable manner as to individual and aggregate revenues or assets excluded), (c) any subsidiary that is prohibited by applicable law, rule or regulation from guaranteeing the Senior Secured Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received or which would result in adverse tax consequence to the Borrower or one of its subsidiaries as a result of the operation of Section 956 of the IRS Code and (d) not-for-profit subsidiaries, if any.

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Administrative

Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:	Subject to the limitations set forth below in this section and subject to the Closing Date Conditions Provision, the Borrower Obligations, the Guarantees and the Hedging/Cash Management Arrangements will be secured by: (a) a perfected pledge of the equity securities of each direct wholly-owned restricted subsidiary of the Borrower and of each subsidiary Guarantor (limited in the case of foreign subsidiaries to 65% of the equity securities of such subsidiaries) and (b) perfected, security interests in, and mortgages on, substantially all tangible and intangible personal property and material fee-owned real property of the Borrower and each subsidiary Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles (including contract rights), investment property, intellectual property, material fee-owned real property, material intercompany notes and proceeds of the foregoing) (the items described in clauses (a) and (b) above, but excluding the Excluded Assets (as defined below), collectively, the “Collateral”).

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee-owned real property with a fair market value of less than an amount to be agreed and all leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights (except to the extent perfection can be obtained by filing of uniform commercial code financing statements) and commercial tort claims with a value of less than an amount to be agreed, (iii) pledges and security interests prohibited by applicable law, rule or regulation; (iv) equity interests in any person other than wholly owned restricted subsidiaries to the extent not permitted by the terms of such subsidiary’s organizational or joint venture documents; (v) assets to the extent a security interest in such assets would result in adverse tax consequences (including as a result of the operation of Section 956 of the IRS Code) (it being understood that the Lenders shall not require the Borrower or any of its subsidiaries to enter into any security agreements or pledge agreements governed under foreign law); (vi) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition and (vii) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby (the foregoing described in clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) are, collectively, the “Excluded Assets”). In addition, in no event shall control agreements or control or similar arrangements be required with respect to deposit or securities accounts.

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the Senior Secured Facilities Documentation; and none of the Collateral shall be subject to other pledges, security interests or mortgages (except permitted liens) and other, exceptions and baskets to be set forth in the Senior Secured Facilities Documentation.

Mandatory Prepayments:	Loans under the Term Facilities shall be prepaid with:

(A) commencing with the first full fiscal year of the Borrower to occur after the Closing Date, 50% of Excess Cash Flow (to be defined in a manner reasonably acceptable to you and the Initial Senior Lenders but to include a deduction for permitted payments of the Deferred Payment Obligation from internally generated cash flow prior to the second business day after January 1, 2012), with step-downs to 25% upon achievement of a ratio of Consolidated Total Debt to Consolidated EBITDA (the, “Total Leverage Ratio”) equal or less than a level to be agreed upon and to 0% upon achievement of a Total Leverage Ratio equal or less than a level to be agreed upon; provided that, in any fiscal year, any voluntary prepayments of loans under the Term Facilities and loans under the

Revolving Facility to the extent commitments thereunder are permanently reduced by the amount of such prepayments, other than prepayments funded with the proceeds of incurrences of indebtedness, shall be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis for such fiscal year;

(B) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including (x) insurance and condemnation proceeds and sale leaseback proceeds and (y) to the extent not actually applied to repay amounts outstanding under the Bridge Facility, the net cash proceeds received after the Closing Date from any disposition of assets required to be undertaken pursuant to Section 6.4 of the Purchase Agreement (a “Required Divestiture”)) subject, except in the case of proceeds of a Required Divestiture, to the right of the Borrower to reinvest 100% of such proceeds within 12 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days thereafter, and other exceptions to be set forth in the Senior Secured Facilities Documentation; and

(C) 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries after the Closing Date (other than debt permitted under the Senior Secured Facilities Documentation).

Mandatory prepayments shall be applied, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period, on a pro rata basis to the Term A Facility and the Term B Facility and to the scheduled installments of principal under each such facility in direct order of maturity.

Any Lender may elect not to accept its pro rata portion of any mandatory prepayment (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender, may be retained by the Borrower.

The loans under the Revolving Facility shall be prepaid and the letters of credit cash collateralized to the extent such extensions of credit exceed the amount of the commitments under the Revolving Facility.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the Revolving Facility commitments and voluntary prepayments of borrowings under the Senior Secured Facilities will be permitted at any time, in minimum principal amounts to be mutually agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. Notwithstanding the foregoing, in no event shall any optional reduction in the amount of commitments under the Revolving Facility be permitted prior to the second business day following January 1, 2012 unless after giving effect thereto the Minimum Liquidity Condition would be satisfied.

All voluntary prepayments of the Term A Facility, Term B Facility and any Incremental Term Facility will be applied to the remaining amortization payments under such facility, in any case, as directed by the Borrower (and absent such direction, in direct order of maturity thereof); provided that the Term B Facility may not be prepaid on a greater amount than pro rata basis with the Term A Facility.

Call Premium:	In the event all or any portion of the Term B Facility is repaid, repriced or effectively refinanced through any amendment of the Term B Facility which results in reduction in the weighted average yield prior to the first anniversary of the Closing Date (other than in connection with a refinancing in full of the Senior Secured Facilities in connection with a “change of control”), such repayments (or repricings or effective refinancings) will be made at (i) 101.0% of the principal amount repaid (or repriced or effectively refinanced) if such repayment (or repricing or effective refinancing) occurs on or prior to the first anniversary of the Closing Date and (ii) at par thereafter.

Documentation:	The definitive documentation for the Senior Secured Facilities (the “Senior Secured Facilities Documentation”) will contain only those conditions to borrowing, representations, warranties, covenants and events of default expressly set forth in this Term Sheet, together with other customary loan document provisions and other terms and provisions to be mutually agreed upon (it being understood and agreed that only the terms expressly set forth herein are being committed to), the definitive terms of which will be negotiated in good faith (including as to operational requirements of the Borrower and its subsidiaries in light of their industries, businesses and business practices and current market conditions), and shall be consistent with this Term Sheet.

Representations and Warranties:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries only):
organizational status and good standing; power and authority, execution, delivery and enforceability of Senior Secured Facilities Documentation; with respect to Senior Secured Facilities Documentation, no violation of, or conflict with, law, organizational documents or agreements; compliance with law; litigation; margin regulations; material governmental approvals with respect to the Senior Secured Facilities; Investment Company Act; accurate and complete disclosure; accuracy of historical financial statements (including pro forma financial statements based on historical balance sheets), no material adverse change; taxes; ERISA; subsidiaries; intellectual property; insurance; environmental laws; use of proceeds; ownership of properties; creation, perfection and priority of liens and other security interests; consolidated Closing Date solvency of the Borrower and its subsidiaries; and status of the Senior Secured Facilities as senior debt and designated senior debt, subject, in the case of each of the foregoing representations and warranties, to customary qualifications and limitations for materiality to be provided in the Senior Secured Facilities Documentation.

Conditions to Initial Borrowing:	The availability of the initial borrowing and other extensions of credit under the Senior Secured Facilities on the Closing Date will be subject solely to the applicable conditions set forth in Section 6 of the Commitment Letter, the “Conditions to All Borrowings” section below and in Exhibit D to the Commitment Letter.

Conditions to All Borrowings:	The making of each extension of credit under the Senior Secured Facilities shall be conditioned upon (a) delivery of a customary borrowing notice, (b) the accuracy of representations and warranties in all material respects (subject, on the Closing Date, to the Closing Date

Conditions Provision) and (c) after the Closing Date, the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit.

Affirmative Covenants:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries only): delivery of annual and quarterly financial statements (accompanied by an unqualified audit opinion in the case of annual financial statements), annual budget reports (with delivery time periods to be consistent with the delivery requirements for the audited financial statements), accountants’ letters, officers certificates and other information reasonably requested by the Administrative Agent; notices of defaults, litigation and ERISA events; inspections (subject to frequency (so long as there is no ongoing event of default) and cost reimbursement limitations); maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance; maintenance of existence and corporate franchises; rights and privileges; maintenance and inspection of books and records; payment of taxes and similar claims; compliance with laws and regulations (including ERISA, environmental and PATRIOT Act); additional Guarantors and Collateral (subject to limitations set forth above in “Security”); use of proceeds; changes in lines of business; commercially reasonable efforts to maintain public corporate credit/family ratings of Borrower and ratings of the Senior Secured Facilities from Moody’s and S&P (but not to maintain a specific rating); obtaining interest rate protection with respect to the Term Facilities on terms reasonably satisfactory to the Administrative Agent to the extent necessary to ensure that at least 50% of the Borrower’s consolidated indebtedness effectively bears interest at a fixed rate for a period of three years from the Closing Date; and further assurances on collateral matters, subject, in the case of each of the foregoing covenants, to exceptions and qualifications to be provided in the Senior Secured Facilities Documentation.

Negative Covenants:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries) limitations on:

a) the incurrence of debt (which shall permit, among other things, the incurrence and/or existence of indebtedness under (i) the Senior Secured Facilities (including Incremental Facilities), (ii)

non-speculative hedging arrangements entered into in the ordinary course of business, (iii) the Notes and/or the Bridge Facility, (iv) certain indebtedness existing on the Closing Date (including the Deferred Payment Obligation and the Deferred Payment Subordinated Note), (v) secured or unsecured notes to be issued in lieu of the Incremental Facilities so long as the Borrower is in pro forma compliance with the financial maintenance covenants after giving pro forma effect to the issuance of such notes and has a Secured Leverage Ratio of less than 3.5 to 1.0 and (v) Refinancing Facilities and/or Refinancing Notes);

b) liens;

c) fundamental changes;

d) asset sales (including sales of subsidiaries) and sale leasebacks (which, in each case, shall be permitted on the terms set forth in the second succeeding paragraph);

e) investments (which shall permit, among other things, intercompany investments, re-organizations and other activities related to tax planning and re-organization, subject to limitations to be agreed), and acquisitions (which shall be permitted on the terms set forth in the third succeeding paragraph);

f) dividends or distributions on, or redemptions of, the Borrower’s equity;

g) (A) prepayments or redemptions of unsecured or subordinated debt (including, without limitation, (x) the Deferred Payment Obligation (including any payment at maturity) and payments of cash interest on the Deferred Payment Subordinated Note at a rate in excess of the Deferred Payment Cash Cap, subject to an exception permitting repayment at any time on or prior to the second business day after January 1, 2012 so long as no default or event of default has occurred and is continuing and subject to pro forma compliance with the financial covenants and minimum liquidity (to be defined to include unrestricted cash and unused commitments under the

Revolving Facility) of at least $40.0 million (“Liquidity Condition”) and (y) the Deferred Payment Subordinated Note subject to exceptions permitting repayment at any time so long as no default or event of default has occurred and is continuing (i) using the Available Amount Basket (as defined below and subject to the conditions set forth below), (ii) from the proceeds of any other indebtedness (other (x) than intercompany indebtedness and (y) unless the Liquidity Condition would be satisfied, borrowings under the Revolving Facility) so long as on a pro forma basis the Total Leverage Ratio is less than 4.5 to 1.0 and (iii) from the proceeds of subordinated indebtedness constituting Permitted Refinancing Indebtedness (to be defined in a customary manner)); provided that in the case of clauses (x) and (y) above, partial repayments shall be permitted up to the amount that would satisfy the conditions set forth in such clauses and provided, further, that this covenant shall not prohibit the payment of interest in respect of the Deferred Payment Subordinated Note up to the Total Deferred Payment Cap through an increase in the Deferred Payment Subordinated Note or the right of the holder thereof to exchange its right under the Deferred Payment Obligation or Deferred Payment Subordinated Note for common equity of MedAssets in accordance with the Purchase Agreement and the Deferred Payment Subordinated Note; provided that nothing in this clause (A) shall prohibit the exercise of rights of set-off, indemnification or purchase price adjustments pursuant to the Purchase Agreement and (B) amendments of unsecured or subordinated debt documents, the Purchase Agreement (including the provisions relating to the Deferred Payment Obligation) or organization documents, in each case, in a manner material and adverse to the Lenders;

h) negative pledge clauses;

i) transactions with affiliates; and

j) changes in fiscal year.

The negative covenants will be subject, in the case of each of the foregoing covenants to exceptions, qualifications and “baskets” to be set forth in the Senior Secured

Facilities Documentation (including an available basket amount (the “Available Amount Basket”) that will also be built by retained Excess Cash Flow and new equity (which shall be common equity or other qualified equity on terms to be mutually agreed and excluding Specified Equity Contributions) that may be used, subject to the absence of any continuing event of default and pro forma compliance with all applicable maintenance covenants and a Total Leverage Ratio on a pro forma basis of not more than 4.5 to 1.0, for, among other things, certain investments, restricted payments and the prepayment or redemption of unsecured or subordinated debt, including the Deferred Payment Subordinated Note).

The Borrower or any restricted subsidiary will be permitted to dispose or sell any of its assets of up to an amount to be agreed for fair market value so long as (a) at least 75% of the consideration for asset sales consists of cash (subject to customary exceptions to the cash consideration requirement to be set forth in the Senior Secured Facilities Documentation, including a basket in an amount to be agreed for non-cash consideration that may be designated as cash consideration) and (b) such asset sale is subject to the terms set forth in the section entitled “Mandatory Prepayments” hereof.

The Borrower or any restricted subsidiary will be permitted to (1) make acquisitions for consideration not to exceed $200.0 million in the aggregate (provided that such limitation shall not apply to the extent that on a pro forma basis, the Total Leverage Ratio is less than or equal to 4.5 to 1.0) (each, a “Permitted Acquisition”) so long as (a) there is no event of default after giving pro forma effect to such acquisition and the incurrence of indebtedness in connection therewith, (b) the Borrower would be in compliance, on a pro forma basis after giving effect to the consummation of such acquisition, with the financial maintenance covenants in the Senior Secured Facilities Documentation recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, (c) the acquired company or assets are in the same or a generally related line of business as the Borrower and its subsidiaries and (d) subject to the limitations set forth in “Guarantees” and “Security” above, the acquired company and its subsidiaries will become Guarantors and pledge their Collateral to the Administrative Agent and (2) incur or assume indebtedness in connection with such Permitted Acquisitions that was not created in contemplation of such Permitted Acquisition so long as the Borrower is in pro forma compliance with the financial maintenance covenants in the Senior Secured Facilities Documentation recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available and before and after giving effect thereto, no default or event of default has occurred and is continuing (and, in the case of any newly incurred indebtedness, such indebtedness is indebtedness of the Borrower or a Guarantor that matures at least 6 months after the Term Loans and the Total Leverage Ratio is less than 4.5 to 1.0 on a pro forma basis). Acquisitions of entities that do not become Guarantors and made with the proceeds of any consideration provided by the Borrower or a Guarantor will be limited to an aggregate amount to be agreed upon in the Senior Secured Facilities Documentation.

Financial Maintenance Covenants:	The Senior Secured Facilities Documentation will contain the following financial covenants with regard to the Borrower and its restricted subsidiaries on a consolidated basis: (a) a maximum Total Leverage Ratio and (b) a minimum ratio of Consolidated EBITDA to Cash Consolidated Interest Expense (to be defined), in each case with levels providing a 25-30% cushion (calculated on a static basis) in Consolidated EBITDA above the Consolidated EBITDA levels set forth in the MedAssets model (the “MedAssets Model”), which model shall be dated September 13, 2010 and delivered to the Joint Lead Arrangers prior to the date hereof; provided that at no time during the term of the Senior Secured Facilities shall the levels of the Total Leverage Ratio covenant be lower than a ratio to be agreed or the Cash Consolidated Interest Expense covenant be greater than a ratio to be agreed.

For purposes of determining compliance with the financial covenants, any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the Administrative Agent) made to the Borrower after the last day of the relevant fiscal quarter and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the financial maintenance covenants at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made and no more than four Specified Equity Contributions may be made during the term of the Senior Secured Credit Facilities, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in pro forma compliance with the financial maintenance covenants, (c) all Specified Equity Contributions shall be disregarded for purposes of determining any baskets with respect to the covenants contained in the Senior Secured Facilities Documentation and (d) there shall be no pro forma reduction in indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the financial maintenance covenants for the fiscal quarter in which such Specified Equity Contribution is made.

The financial covenants will be tested with respect to the Borrower and its restricted subsidiaries on a consolidated basis beginning with the last day of the first full fiscal quarter of the Borrower completed after the Closing Date.

Unrestricted Subsidiaries:	The Senior Secured Facilities Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as, after giving effect to any such designation or re-designation, the Borrower shall be in pro forma compliance with the financial maintenance covenants in the Senior Secured Facilities Documentation recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available and the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” shall be treated as an investment by the Borrower at such time. No unrestricted subsidiary that is redesignated as a restricted subsidiary may subsequently be designated as an unrestricted subsidiary.

Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the Senior Secured Facilities Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with the financial covenants contained in the Senior Secured Facilities Documentation. When designated as an unrestricted subsidiary, each such unrestricted subsidiary, in the aggregate with all unrestricted subsidiaries previously designated (at the time of designation thereof) that continue to be unrestricted subsidiaries, shall not constitute more than a percentage to be agreed of (x) pro forma EBITDA of the Borrower and it subsidiaries for the four-quarter period ended immediately prior to the date of such designation and (y) the pro forma total assets of the Borrower and its subsidiaries at the time of such designation.

Event of Default:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries only): nonpayment of principal when due; nonpayment of interest or other amounts after a customary five business day grace period; violation of covenants (subject, in the case of certain of such covenants, to a thirty day grace period); incorrectness of representations and warranties in any material respect; cross default and cross acceleration to material indebtedness; bankruptcy or other insolvency events of the Borrower or its material subsidiaries (with a customary grace period for involuntary events); material monetary judgments; ERISA events; actual or asserted invalidity of material guarantees or security documents; and change of control.

Voting:	Amendments and waivers of the Senior Secured Facilities Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Secured Facilities (the “Required Lenders”), except that (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Lender, (B) reductions of principal, interest or fees, (C) extensions of scheduled amortization payments or final maturity, (D) provisions relating to pro rata sharing and payments (other than pro rata offers as set forth below) and (E) voting requirements, (ii) the consent of 100% of the Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) releases of all or substantially all Guarantors (or the value of their guarantees) or releases of all or substantially all of the Collateral, and (iii) customary protections for the Administrative Agent, the Swingline Lender and the Issuing Banks will be provided.

For the avoidance of doubt, in connection with below par offers to prepay Loans, the Facilities Documentation may be amended in order to modify any provision relating to pro rata sharing of payments among the Lenders with the consent of Lenders holding more than 50% of the advances and commitments under each of the Term Facilities and the Revolving Facility. In the event that any provision relating to pro rata sharing of payments among the Lenders is modified in favor of any class of Lenders holding loans with a maturity date longer than the maturity date of the Revolving Facility, the Term A Facility or the Term B Facility, a majority vote of the Lenders under the Facilities directly and adversely affected thereby shall be required.

The Senior Secured Facilities Documentation shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Secured Facilities shall have consented thereto.

Cost and Yield Protection:	The Senior Secured Facilities Documentation will include customary tax gross-up, cost and yield protection provisions.

Assignments and Participations:	After the Closing Date, the Lenders will be permitted to assign (except to Disqualified Lenders) (a) loans and/or commitments under the Term Facilities with the consent of the Borrower and the Administrative Agent (in each case not to be unreasonably withheld or delayed), and (b) loans and commitments under the Revolving Facility with the consent of the Borrower, the Swingline Lender, the Issuing Banks and the Administrative Agent (in each case not to be unreasonably withheld or delayed); provided that (A) no consent of the Borrower shall be required (i) (x) prior to a Successful Syndication and (y) thereafter, after the occurrence and during the continuance of a payment or bankruptcy Event of Default or (ii) with respect to any Term Loans, if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund and (B) no consent of the Administrative Agent shall be required with respect to assignment of any Term Loans, if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund. Each assignment (other than to another Lender, an affiliate of a Lender or an approved fund) will be in an amount of an integral multiple of $1,000,000 in the case of the Term Facilities and $5,000,000 in the case of the Revolving Facility (or lesser amounts, if agreed between the Borrower and the Administrative Agent) or, if less, all of such Lender’s remaining loans and commitments of the applicable class. Assignments will be by novation and will not be required to be pro rata among the Senior Secured Facilities. The Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (it being understood that such recordation fee shall not apply to assignments by the Initial Senior Lenders in connection with the initial syndication of the Senior Secured Facilities). For any assignments for which the Borrower’s consent is required, such consent shall be deemed to have been given if the Borrower has not responded within 5 business days of a request for such consent.

The Lenders will be permitted to sell participations in loans and commitments without restriction in accordance with applicable law. Voting rights of participants shall be limited to matters set forth under “Voting” above with respect to which the unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected) would be required.

Assignments to and purchases of Term Loans by affiliates of the Borrower (other than the subsidiaries of the Borrower) (each, an “Affiliated Lender”) will be permitted without any consent, including through open-market purchases, subject to the following limitations:

(i) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend/participate in meetings not attended by the Borrower;

(ii) for purposes of any amendment, waiver or modification of the Senior Secured Facilities Documentation or any plan of reorganization that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter;

(iii) Affiliated Lenders may not purchase Revolving Loans;

(iv) the amount of Term Loans purchased by Affiliated Lenders may not exceed 20% of the original principal amount of the Term Loans; and

(v) Affiliated Lenders may not purchase Term Loans at any time they have material non public information with respect to the Borrower.

Assignments of Term Loans to the Borrower and its subsidiaries shall be permitted so long as (i) any offer to purchase or take by assignment any Term Loans by the Borrower or any of its subsidiaries shall have been made to all Lenders pro rata (with buyback mechanics to be agreed), (ii) no default or event of default has occurred and is continuing, (iii) the loans purchased are immediately cancelled and (iv) no proceeds from any loan under the Revolving Facility shall be used to fund such assignments.

Expenses and Indemnification:	The Borrower shall pay all reasonable and documented or invoiced out-of-pocket costs and expenses of the Administrative Agent and the Commitment Parties (without duplication) associated with the syndication of the Senior Secured Facilities and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the Senior Secured Facilities Documentation (including the reasonable fees, disbursements and other charges of counsel identified herein and local counsel in each applicable jurisdiction or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed)).

The Borrower will indemnify the Administrative Agent, the Commitment Parties, the Lenders and their affiliates, and the officers, directors, employees, advisors, agents, controlling persons and other representatives and their successors and permitted assigns of each of the foregoing, and hold them harmless from and against all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses (including reasonable fees, disbursements and other charges of one counsel for all indemnified parties and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all indemnified parties (and, in the case of an actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected indemnified person)) of any such indemnified person arising out of or relating to the Transactions, including the financings contemplated thereby (including, without limitation, any claim or any litigation or other proceeding (regardless of whether such indemnified person is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its affiliates, creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby); provided that no indemnified person will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it has resulted from (i) the gross negligence or willful misconduct of such person or any of its affiliates or controlling persons or any of the officers, directors, employees, agents, advisors, or members of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (ii) a material breach by any such person or one of its affiliates (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Governing Law and Forum:	New York.

Counsel to the Administrative Agent and Lead Arrangers:	Cahill Gordon & Reindel LLP.

EXHIBIT C
Project Barracuda
Senior Unsecured Bridge Facility
Summary of Principal Terms and Conditions2

Borrower:	The Borrower under the Senior Secured Facilities.

Transaction:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent	JPMCB will act as sole administrative agent (in such capacity, the “Administrative Agent”) for a syndicate of banks, financial institutions and other entities excluding Disqualified Lenders (together with the Initial Bridge Lenders, the “Lenders”), and will perform the duties customarily associated with such role.

Joint Lead Arrangers:	J.P. Morgan and Barclays Capital will act as joint lead arrangers (the “Lead Arrangers”) for the Bridge Facility, and each will perform the duties customarily associated with such roles.

Initial Bridge Loans:	The Lenders will make senior unsecured increasing rate loans (the “Initial Bridge Loans”) to the Borrower on the Closing Date in an aggregate principal amount of up to $360 million minus the aggregate amount of Notes issued on or prior to the Closing Date.

Availability:	The Lenders will make the Initial Bridge Loans on the Closing Date simultaneously with (a) the consummation of the Acquisition and (b) the initial funding under the Senior Secured Facilities.

Purpose:	The proceeds of borrowings of the Initial Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds of borrowings under the: Senior Secured Facilities, the proceeds of the issuance of the Notes, if any, and cash on hand at the Company, solely to pay the Acquisition Costs.

Ranking:	The Initial Bridge Loans will rank pari passu with the Senior Secured Facilities and other senior indebtedness of the Borrower.

[2]	All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto.

Exhibit C-1

Guarantees:	The Initial Bridge Loans will be jointly and severally guaranteed by each Guarantor (as defined in Exhibit B to the Commitment Letter) on a senior basis (such guarantees, the “Guarantees”). The Guarantees will rank pari passu with guarantees of the Senior Secured Facilities. The Guarantees will automatically be released upon the release of the corresponding guarantees of the Senior Secured Facilities with exceptions for repayment, termination or refinancing of the Senior Secured Facilities.

Maturity:	All Initial Bridge Loans will have an initial maturity date that is the one-year anniversary of the Closing Date (the “Initial Bridge Loan Maturity Date”), which shall be extended as provided below. If any of the Initial Bridge Loans have not been previously repaid in full on or prior to the Initial Bridge Loan Maturity Date and no payment or bankruptcy (with respect to the Borrower) event of default then exists, such Initial Bridge Loans shall automatically be extended into senior unsecured term loans (each an “Extended Term Loan”) due on the date that is eight years after the Closing Date (the “Extended Maturity Date”) having the terms set forth on Annex I hereto. The date on which Initial Bridge Loans are extended as Extended Term Loans is referred to as the “Extension Date.” At any time or from time to time on or after the Extension Date, at the option of the Lenders, the Extended Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Exchange Notes”) having an equal principal amount and having the terms set forth in Annex II hereto; provided that the Borrower may defer the first issuance of Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $50 million in aggregate principal amount of Exchange Notes.

In connection with any Lender’s exchange of Initial Bridge Loans for Exchange Notes, or at any time prior thereto if reasonably requested by the Initial Bridge Lenders, the Borrower shall use its commercially reasonable efforts to take such actions and deliver such documents as may be deemed reasonably necessary or otherwise advisable to permit such Lender to resell Exchange Notes (which may include customary opinions, accountants’ comfort letters and other offering documents and agreements); provided that, in no event, shall the Borrower be required to register the Exchange Notes other than pursuant to the terms under the

Exhibit C-2

heading “Registration Rights” below.

The Initial Bridge Loans, the Extended Term Loans and the Exchange Notes shall be pari passu for all purposes.

Interest Rates:	Prior to the Initial Bridge Loan Maturity Date, the Initial Bridge Loans will accrue interest at the rate provided in Annex II to the Fee Letter.

Default Rate:	Overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Mandatory Prepayment:	The Borrower will be required to prepay the Initial Bridge Loans on a pro rata basis at 100% of the outstanding principal amount thereof plus accrued and unpaid interest with (i) the net cash proceeds from the issuance of Securities, provided, that in the event any Initial Bridge Lender or affiliate of an Initial Bridge Lender purchases debt securities from the Borrower pursuant to a “securities demand” under the Fee Letter at an issue price above the level at which such Initial Bridge Lender or affiliate has determined such debt securities can be resold by such Initial Bridge Lender or affiliate to a bona fide third party at the time of such purchase that is not a lender under the Bridge Facility or affiliate thereof or a participant in the Bridge Facility at such time (and notifies the Borrower thereof), the net cash proceeds received by the Borrower in respect of such debt securities may, at the option of such Initial Bridge Lender or affiliate, be applied first to prepay the Initial Bridge Loans of such Initial Bridge Lender or affiliate (provided that if there is more than one such Initial Bridge Lender or affiliate then such net cash proceeds will be applied pro rata to prepay the Initial Bridge Loans of all such Initial Bridge Lenders or affiliates in proportion to such Initial Bridge Lenders’ or affiliates’ principal amount of debt securities purchased from the Borrower) prior to being applied to prepay the Initial Bridge Loan held by other Initial Bridge Lenders; (ii) the net proceeds from the issuance of any Refinancing Debt (to be defined) by the Borrower or any of its restricted subsidiaries; (iii) net cash proceeds from any issuance of equity, subject to exceptions to be agreed and (iv) the net cash proceeds from (x) any Required Divestiture received after the Closing Date and (y) any non-ordinary course asset sales or dispositions (including as a result of casualty or condemnation but excluding Required Divestitures) by the Borrower or any of its restricted subsidiaries in excess of amounts either reinvested in the

Exhibit C-3

business of the Borrower or its restricted subsidiaries in accordance with the Senior Secured Facilities or required to be paid to the lenders under the Senior Secured Facilities, in the case of any such prepayments pursuant to the foregoing clause (iv)(y) above with exceptions and baskets usual and customary for financings of this type.

The Borrower will also be required to offer to prepay the Initial Bridge Loans following the occurrence of a change of control (to be defined in a manner consistent with the Applicable Bond Standard (as defined below) and in any event not less favorable to the Borrower than the definition in the Senior Secured Facilities Documentation)) at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repayment.

Optional Prepayment:	The Initial Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than one business days’ prior written notice, at the option of the Borrower at any time.

Documentation:	The definitive documentation for the Bridge Facility (the “Bridge Facility Documentation”) will contain only those conditions to borrowing, representations, warranties, covenants and events of default expressly set forth in this Term Sheet and consistent with the Senior Secured Facilities Documentation with modifications to reflect bridge loan terms and provisions that are usual and customary for facilities of this type, the definitive terms of which will be negotiated in good faith (including as to operational requirements of the Borrower and its subsidiaries in light of their industries, businesses and business practices and current market conditions), and shall be consistent with this Term Sheet and in any event, other than as set forth herein, not less favorable to the Borrower than the provisions of the Senior Secured Facilities.

Conditions to All Borrowings:	The availability of the initial borrowing under the Bridge Facility on the Closing Date shall be conditioned solely upon the satisfaction of the applicable conditions set forth in Section 6 of the Commitment Letter and Exhibit D to the Commitment Letter and the accuracy of the representations and warranties in the Bridge Facility Documentation (subject to the Closing Date Conditions Provision).

Representations and Warranties:	The Bridge Facility Documentation will contain representations and warranties as are substantially similar to

Exhibit C-4

those in the Senior Secured Facilities Documentation, with additional representations and warranties usual and customary for high yield financings consistent with the Applicable Bond Standard and to the extent necessary to reflect differences in documentation.

Covenants:	The Bridge Facility Documentation will contain such affirmative and negative covenants applicable to the Borrower and its restricted subsidiaries usual and customary for publicly traded high yield securities and based on and consistent with similar offerings in light of market conditions (it being understood and agreed that only the terms expressly set forth herein are being committed to), the definitive terms of which will be negotiated in good faith (including as to operational requirements of the Borrower and its subsidiaries in light of their industries, businesses, and business practice and current market conditions) (the “Applicable Bond Standard”), will be incurrence-based covenants, and, in no event, except as set forth herein, shall be more restrictive than, or include any covenants not included in the Senior Secured Facilities. The Bridge Facility Documentation will include an affirmative covenant regarding compliance with the “go to market” provisions of the Fee Letter. Prior to the Initial Bridge Loan Maturity Date, the debt and lien incurrence and the restricted payment covenants of the Bridge Loans may be more restrictive than those of the Senior Secured Facilities, Extended Term Loans and the Exchange Notes, as reasonably agreed by the Administrative Agent and the Borrower. The Bridge Facility Documentation will provide that the Borrower shall be prohibited from paying the Deferred Payment Obligation, the principal of the Deferred Payment Subordinated Note or any cash interest (but not the payment of interest up to the Total Deferred Payment Cap through an increase in principal amount of the Deferred Payment Subordinated Note) in respect of the Deferred Payment Subordinated Note in excess of the Deferred Payment Cash Cap (other than through the conversion of any such amounts into common equity of MedAssets and the exercise of rights of set-off, indemnification or purchase price adjustments, in each case, in accordance with the terms of the Purchase Agreement and the Deferred Payment Subordinated Note) (each such payment, a “Deferred Restricted Payment”) except for (A) such Deferred Restricted Payments if after giving effect to each such payment (and any incurrence of debt or related transactions to occur on the date of such payment) on a pro forma basis (i) no default or event of default shall have

Exhibit C-5

occurred and is continuing under the Bridge Facility Documentation and (ii) the Total Leverage Ratio would be less than 5.0 to 1.0 (it being understood that any such payment shall reduce the amount available for future restricted payments pursuant to the restricted payments build up basket but shall not affect the ability to make future Deferred Restricted Payments pursuant to the provisions described herein), (B) Deferred Restricted Payments required pursuant to the terms of the Purchase Agreement and the Deferred Payment Subordinated Notes upon any asset sale or change of control provided that the Borrower has first complied with its obligations set forth above under “Mandatory Prepayments” and (C) the making of Deferred Restricted Payments out of the proceeds of subordinated indebtedness constituting Permitted Refinancing Indebtedness (to be defined in a customary manner).

Financial Maintenance Covenants:	None.

Events of Default:	Limited to: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross acceleration to material indebtedness; bankruptcy or insolvency of the Borrower or its significant subsidiaries; material monetary judgments; ERISA events; and actual or asserted invalidity of guarantees.

Cost and Yield Protection:	The Bridge Facility Documentation will include customary tax gross-up, cost and yield protection provisions.

Assignments and Participation:	Subject to the prior notification of the Administrative Agent, the Lenders will have the right to assign Initial Bridge Loans after the Closing Date (other than to Disqualified Lenders) in consultation with, but without the consent of, the Borrower; provided, however, that prior to the Initial Bridge Loan Maturity Date, unless there has been a Demand Failure Event or a payment or bankruptcy event of default, the consent of the Borrower shall be required with respect to any assignment by any Initial Bridge Lender if, subsequent thereto, such Initial Bridge Lender would hold, in the aggregate, less than 51% of the outstanding Initial Bridge Loans made by it on the Closing Date and not subsequently repaid.

The Lenders will have the right to participate their Initial Bridge Loans to other financial institutions without

Exhibit C-6

restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Voting:	Amendments and waivers of the Bridge Facility Documentation will require the approval of Lenders holding more than 50% of the outstanding Initial Bridge Loans, except that (a) the consent of each directly and adversely affected Lender will be required for (i) reductions of principal, interest rates or the Applicable Margin, (ii) extensions of the Initial Bridge Loan Maturity Date (except as provided under “Maturity” above) or the Extended Maturity Date, (iii) additional restrictions on the right to exchange Extended Term Loans for Exchange Notes or any amendment of the rate of such exchange and (iv) pro rata payment and sharing provisions (except any amendment to allow pro rata prepayment offers on terms similar to those provided in Exhibit B), and (b) the consent of 100% of the Lenders will be required with respect to modifications to any of the voting percentages and releases of all or substantially all of the value of the Guarantees (other than in connection with any release or sale of the relevant Guarantor permitted by the Senior Secured Facilities Documentation or the Bridge Facility Documentation).

Expenses and Indemnification:	The Borrower shall pay all reasonable and documented or invoiced out-of-pocket costs and expenses of the Administrative Agent and the Commitment Parties (without duplication) associated with the syndication of the Bridge Facility and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the Bridge Facility Documentation (including the reasonable fees, disbursements and other charges of counsel identified herein or otherwise retained with the Borrower’s consent)).

The Borrower will indemnify the Administrative Agent, the Commitment Parties, the Lenders and their affiliates, and the officers, directors, employees, advisors, agents, controlling parties and other representatives and their successors and permitted assigns of each of the foregoing, and hold them harmless from and against all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses (including reasonable fees, disbursements and other charges of one counsel for all

Exhibit C-7

indemnified parties and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all indemnified parties (and, in the case of an actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected indemnified person)) of any such indemnified person arising out of or relating to any claim or any litigation or other proceeding to the Transactions, including the financing contemplated hereby (regardless of whether such indemnified person is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its affiliates, creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby; provided that no indemnified person will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it has resulted from (i) the gross negligence or willful misconduct of such person or any of its affiliates or controlling persons or any of the officers, directors, employees, advisors, agents or members of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (ii) a material breach by any such person or one of its affiliates (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Governing Law and Forum:	New York.

Counsel to the Administrative Agent and Lead Arrangers:	Cahill Gordon & Reindel LLP.

Exhibit C-8

ANNEX I to
EXHIBIT C
Extended Term Loans

Maturity	The Extended Term Loans will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Extended Term Loans will bear interest at an interest rate per annum equal to the Total Cap.

Interest shall be payable in arrears semi-annually commencing on date that is six months following the Initial Bridge Loan Maturity Date and ending on the maturity date of the Extended Term Loans, computed on the basis of a 360 day year.

Default Rate:	Overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Guarantees:	Same as the Initial Bridge Loans.

Covenants, Defaults and Mandatory Prepayments:	Upon and after the Extension Date, the covenants, mandatory prepayments and defaults that would be applicable to the Exchange Notes, if issued, will also be applicable to the Extended Term Loans in lieu of the corresponding provisions of the Bridge Facility Documentation.

Optional Prepayment:	The Extended Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than one business days’ prior written notice, at the option of the Borrower at any time.

C-I-1

ANNEX II to
EXHIBIT C

Exchange Notes

Issuer:	The Borrower will issue the Exchange Notes under an indenture capable of being qualified under the Trust Indenture Act of 1939, as amended. The Borrower, in its capacity as the issuer of the Exchange Notes, is referred to as the “Issuer.”

Principal Amount:	The Exchange Notes will be available only in exchange for the Extended Term Loans on or after the Extension Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Extended Term Loan for which it is exchanged. In the case of a partial exchange, the minimum amount of Extended Term Loans to be exchanged for Exchange Notes will be $50 million.

Maturity:	The Exchange Notes will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Exchange Notes will bear interest payable semi-annually, in arrears, at a rate equal to the Total Cap.

Guarantees:	Same as Initial Bridge Loans and Extended Term Loans.

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the Exchange Notes (and, if outstanding, prepay the Extended Term Loans) on a pro rata basis, which offer shall be at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase with a portion of the net cash proceeds from any non-ordinary course asset sales or dispositions (including as a result of casualty or condemnation) by the Borrower or any of its restricted subsidiaries in excess of amounts either reinvested in the business of the Borrower or its restricted subsidiaries or required to be paid to the lenders under the Senior Secured Facilities or the holders of certain other indebtedness, with such proceeds being applied to the Extended Term Loans, the Exchange Notes and the Notes in a manner to be agreed, subject to other exceptions and baskets usual and customary for financings of this type and consistent with the Applicable Bond Standard and in any event not less favorable to the Borrower than those applicable to the Senior Secured Facilities.

C-II-1

Offer to Purchase upon Change of Control:	The Issuer will be required to make an offer to repurchase the Exchange Notes following the occurrence of a change of control (to be defined in a manner consistent with the Applicable Bond Standard) at a price in cash equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Optional Redemption:	Exchange Notes will be non callable until the fourth anniversary of the Closing Date. Thereafter, each such Exchange Note will be callable at par plus accrued interest plus a premium equal to one half of the coupon on such Exchange Note, which premium shall decline ratably on each subsequent anniversary of the Closing Date to zero on the date that is two years prior to the maturity of the Exchange Notes.

Prior to the fourth anniversary of the Closing Date, the Issuer may redeem such Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the fourth anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Issuer may redeem up to 35% of such Exchange Notes with proceeds from an equity offering at a price equal to par plus the coupon on such Exchange Notes.

The optional redemption provisions will be otherwise customary for publicly traded high yield transactions.

Defeasance and Discharge Provisions:	Customary for publicly traded high yield debt securities and consistent with the Applicable Bond Standard.

Modification:	Customary for publicly traded high yield debt securities and consistent with the Applicable Bond Standard.

Registration Rights:	The Issuer shall use commercially reasonable efforts to file, within 180 days after the first issuance of Exchange Notes (the date of such issuance, the “Issue Date”), and will use commercially reasonable efforts to cause to become effective, as soon thereafter as practicable on or prior to the date which is 360 days following the Issue Date, a shelf registration statement with respect to the Exchange Notes (such registration statement, a “Shelf Registration Statement”), which Shelf Registration Statement shall contain all financial statements required under the Securities Act of 1933, as amended (the “Act”). If a Shelf Registration Statement is filed, the Issuer will keep such Shelf Registration Statement effective and available (subject to

C-II-2

customary exceptions) until it is no longer needed to permit unrestricted resales of the Exchange Notes; provided that in no event shall the Issuer be required to keep such Shelf Registration Statement effective and available for more than two years after the Issue Date. If within 360 days from the Issue Date, a Shelf Registration Statement has not been declared effective, then the Issuer will pay additional interest of 0.25% per annum on the principal amount of Exchange Notes (which rate of additional interest shall increase by 0.25% per annum after 90 days to a maximum of 1.00% per annum) to the holders of such Exchange Notes. The Issuer will also pay such additional interest to the holder of an Exchange Note for any period of time (subject to customary exceptions) following the effectiveness of the Shelf Registration Statement with respect to such Exchange Note that such Shelf Registration Statement is not available for sales thereunder, subject to the time limitations set forth in the second sentence of this paragraph. All accrued additional interest will be paid in arrears on each semi-annual interest payment date.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such exchange notes in compliance with applicable law to any third parties.

Covenants:	Customary for publicly traded high yield debt securities and consistent with the Applicable Bond Standard and with provisions applicable to the making of Deferred Restricted Payments identical to those applicable under the Bridge Facility Documentation as described above.

Events of Default:	Customary for publicly traded high yield debt securities and consistent with the Applicable Bond Standard.

Governing Law and Forum:	State of New York.

C-II-3

EXHIBIT D
Project Barracuda
Summary of Additional Conditions3
     The initial borrowings under the Credit Facilities shall be subject to the following conditions:
          1. Since December 31, 2009, there shall not have occurred any Company Material Adverse Effect. For purposes of this paragraph, “Company Material Adverse Effect” means any change, development, circumstance, effect, event or fact that, individually or in the aggregate, has a material adverse effect upon the financial condition, business, assets, liabilities or results of operations of the Group Companies (as defined in the Purchase Agreement), taken as a whole; provided, however, that any change, development, circumstance, effect, event or fact arising from or related to (i) conditions affecting the United States economy generally, (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP (as defined in the Purchase Agreement) (or in the enforcement or interpretations thereof), (v) changes in any Law (as defined in the Purchase Agreement) or other binding directives issued by any Governmental Entity (as defined in the Purchase Agreement) (or in the enforcement or interpretations thereof), (vi) any change that is generally applicable to the industries or markets in which the Group Companies (as defined in the Purchase Agreement) operate, (vii) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period (provided, however, that any change, effect, event or occurrence that caused or contributed to such failure to meet projections, forecasts or predictions shall not, subject to the other provisions of this definition, be excluded) or (viii) the negotiation, execution, announcement or performance of the Purchase Agreement and the transactions contemplated thereby, or the consummation of the transactions contemplated thereby, including the identity of MedAssets, shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred; provided that, with respect to a matter described in any of the foregoing clauses (i), (ii), (iii), (iv) and (vi), such matter shall only be excluded to the extent (and only to the extent) that such matter does not have a disproportionate effect on the Group Companies, taken as a whole, relative to other comparable entities operating in the industry in which the Group Companies operate; provided, further, that with respect to references to Company Material Adverse Effect in Section 3.5 of the Purchase Agreement, the exclusion in clause (viii) shall not apply. For purposes of this definition, (A) if (x) on or after the date hereof any customer, supplier or other business relation of any Group

[3]	Capitalized terms used in this Exhibit D shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit D is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.

Company terminates or gives notice of its intent to terminate its relationship with such Group Company and (y) at the time of such termination, no Group Company is in breach of any contractual obligation owing to such business relation that gives such business relation the right to terminate such relationship, and (B) if after the date hereof any customer of any Group Company elects not to renew its relationship with the Group Companies or elects to renew such relationship on terms less favorable to the Group Companies (each of (A) and (B), an “Engagement Termination”), then such Engagement Termination shall be presumed to have been the result of the announcement of the transactions contemplated by the Purchase Agreement and, pursuant to clause (viii) above, such Engagement Termination and the consequences thereof shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred.
          2. Immediately prior to the initial borrowings under the Credit Facilities, no payment default or payment event of default with respect to principal, interest or fees due to the lenders thereunder shall have occurred and shall be continuing under the existing credit agreement of MedAssets (without giving effect to any amendment or waiver thereunder after the date hereof).
          3. The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Senior Secured Facilities and the initial borrowing under the Bridge Facility and/or the issuance of the Notes, shall be consummated, in all material respects in accordance with the terms of the Purchase Agreement as in effect on the date hereof, without giving effect to any modifications, amendments, consents or waivers by you thereto that are material and adverse to the Lenders or the Joint Lead Arrangers (it being understood that (i) any change of the amount of the Acquisition Consideration that is either (x) an increase in the aggregate Acquisition Consideration or (y) a decrease in the aggregate Acquisition Consideration in excess of 7.5% of the total value of the Acquisition Consideration shall, in each case, be deemed to be material and adverse to the interest of the Lenders and the Joint Lead Arrangers and (ii) (x) any change of the amount of the Acquisition Consideration that is a decrease in the aggregate Acquisition Consideration that is less than or equal to 7.5% of the total value of the Acquisition Consideration or (y) the consummation of any Required Divestiture, shall not be deemed material and adverse to the interest of the Lenders and the Joint Lead Arrangers but the amount of such decrease and the net cash proceeds from such Required Divestiture, respectively, shall reduce on a dollar for dollar basis the aggregate amount of the commitments of the Initial Bridge Lenders (on a pro rata basis in accordance with their respective commitment amounts and, in the case of a Required Divestiture, only to the extent such Required Divestiture is consummated prior to the Closing Date) in respect of the Bridge Facility), without the prior consent of the Joint Lead Arrangers.
          4. Substantially concurrently with the consummation of the Acquisition and the initial funding under the Credit Facilities, the Refinancing shall have been consummated.
          5. The Joint Lead Arrangers shall have received (a) audited consolidated balance sheets of MedAssets and the Company (or, so long as the Company has no significant assets, operations or liabilities other than the equity interests of The Broadlane Group, Inc. (“BGI”), a Delaware corporation and wholly owned direct subsidiary of the Company, BGI) respectively, and related statements of income, changes in equity and cash flows of MedAssets and the Company (or to the extent provided above, BGI) for the three most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of MedAssets and the Company (or to the extent provided above, BGI), respectively, for each subsequent fiscal quarter after December 31, 2009 ended at least 45 days before the Closing Date, in each case, prepared in accordance with U.S. GAAP.
          6. The Joint Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of MedAssets for the most recent fiscal year of MedAssets referred to in Section 5(a) above and as of and for the interim and twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such periods (in the case of such other financial statements), in accordance with Regulation S-X but, in any event to include all adjustments reflected in the MedAssets Model (including the run-rate cost savings identified therein) and such other adjustments and deviations from Regulation S-X as may be reasonably agreed.
          7. With respect to the Senior Secured Facilities, subject in all respects to the Closing Date Conditions Provision, all documents and instruments required to create and perfect the Administrative Agent’s (as defined in Exhibit B) security interest in the Collateral (as defined in Exhibit B) shall have been executed and delivered and, if applicable, be in proper form for filing.
          8. The Administrative Agent and the Joint Lead Arrangers shall have received all documentation and other information about MedAssets and the Guarantors as has been reasonably requested in writing at least 10 days prior to the Closing Date by the Administrative Agent or the Joint Lead Arrangers that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.
          9. With respect to the Senior Secured Facilities, the Joint Lead Arrangers shall have had a period of not less than 20 consecutive business days (provided that such period shall either end prior to December 18, 2010 or commence following January 3, 2011) after completion of a customary confidential information memorandum with respect to the Senior Secured Facilities to market and syndicate the Senior Secured Facilities. With respect to the Bridge Facility, (a) you shall have provided to the Investment Bank (as defined in the Fee Letter) not later than 20 business days (unless a shorter period is reasonably acceptable to the Investment Bank) prior to the Closing Date (i) a completed customary offering memorandum suitable for use in a customary “high yield road show” relating to the Notes (collectively, the “Offering Document”) and in customary form for offering memoranda used in Rule 144A offerings, including discussion of the Borrower, financial statements, pro forma financial statements and other financial data of the type and form customarily included in offering memoranda (other than consolidating and other financial statements and data with respect to guarantor and non-guarantor subsidiaries), and all other data that would be necessary for the Investment Bank to receive customary “comfort” from independent accountants in connection with the offering of the Notes and (ii) drafts of customary comfort letters by auditors of the Borrower which such auditors are prepared to issue upon completion of customary procedures, each in form and substance customary for high yield debt securities offerings and (b) the Investment Bank shall have been afforded a period of at least 20 consecutive business days (unless a shorter period is reasonably acceptable to the Investment Bank) (provided that such period shall either end prior to December 18, 2010 or commence following January 3, 2011) following receipt of the Offering Documents including the information described in clause (a) to seek to place the Notes with qualified purchasers thereof.
          10. With respect to (1) the Senior Secured Facilities or (2) the Bridge Facility, the closing of such Credit Facilities shall have occurred on or before the Expiration Date.
          11. Immediately after giving effect to the Transactions, the ratio of consolidated total indebtedness (excluding for this purpose the Deferred Payment Obligation) of the Borrower as of the Closing Date to pro forma Consolidated EBITDA of the Borrower for the most recent four fiscal quarter period for which financial statements have been delivered (with those pro forma adjustments permitted by Regulation S-X and, without duplication, (x) anticipated pro forma cost savings of up to $20.0 million expected to be realized on a “run rate” basis not later than the later to occur of (A) December 31, 2011 and (y) the one year anniversary of the Closing Date and identified in the MedAssets Model, (y) add backs for non-recurring severance and restructuring charges in connection with the Transactions of up to $20.0 million which otherwise reduced Consolidated EBITDA for the applicable four quarter period and (z) the appropriate adjustments to reflect the effects of any Required Divestiture whether or not consummated prior to the Closing Date) shall be not greater than 5.5 to 1.0; provided that it is understood and agreed that MedAssets may reduce the amount of the Credit Facilities by up to $75.0 million from the maximum committed amounts pursuant to the Commitment Letter in order to facilitate the satisfaction of this condition.
          12. The Borrower shall have obtained at least 20 business days prior to the Closing Date, ratings for Credit Facilities and the Notes from each of S&P and Moody’s and a public corporate credit rating and a public corporate family rating in respect of each of the Borrower and the Company after giving effect to the Transactions from each of S&P and Moody’s, respectively.
          13. The execution and delivery of (i) the Senior Secured Facilities Documentation and, if applicable, the Bridge Facilities Documentation (collectively, the “Facilities Documentation”) which shall, in each case, be consistent with the Commitment Letter, Term Sheets and Fee Letter and subject to the Closing Date Conditions Provision set forth in the Commitment Letter and (ii) customary legal opinions, customary evidence of authorization, customary officer’s certificates, good standing certificates (to the extent applicable) and a solvency certificate of the Borrower’s chief financial officer (certifying that, after giving effect to the Transactions, the Borrower and its subsidiaries on a consolidated basis are solvent) in form reasonably satisfactory to the Joint Lead Arrangers.
          14. All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date, shall, upon the initial borrowing under the Credit Facilities, have been paid (which amounts may be offset against the proceeds of the Credit Facilities).